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                                                                   EXHIBIT 99.13

                             [MILLIPORE LETTERHEAD]

December 16, 1996

Mr. David J. Ferran
Tylan General, Inc.
15330 Avenue of Science
San Diego, CA 92128


Dear David:

        In furtherance of our prior discussions, Millipore hereby agrees with you as follows:

        (1) Millipore agrees that in connection with the change in your position following the consummation of the transaction between Millipore and Tylan General, Inc., Millipore will pay you one lump sum payment of $851,425.00 and will provide, at Millipore's expense, those medical, dental and hospitalization benefits set forth in Section 3.1(b)(3), all as set forth in the Severance Protection Agreement dated 22 July 1996 between you and Tylan General, Inc.

        (2) Further, we hereby confirm that Millipore will accelerate the vesting schedule of all stock options held by current participants in the Tylan General stock option plans; and

        (3) Millipore hereby agrees simultaneous with the termination of your employment, that it will enter into a Consulting Agreement with you upon terms and conditions to be mutually agreed upon by the parties. Such Agreement shall include the provision that Millipore will pay to you in one lump sum in the amount of $1,702,850.00 for services rendered under the Agreement upon termination of that Agreement.

        Upon payment of the lump sum set forth in paragraph (1) above and upon execution of the Consulting Agreement, you agree that any and all prior agreements relating to your employment or the termination of your employment that you have previously entered into with Vacuum General, Inc. or Tylan General, Inc. shall be of no further force and effect.

        If you agree to all of the above, please note your acceptance below.

Sincerely,                        Agreed to and Accepted:
MILLIPORE CORPORATION

/s/ Geoffrey Nunes                /s/ David J. Ferran
----------------------            ------------------------------
Geoffrey Nunes                    David J. Ferran
Senior Vice President